UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2006

Irvine Sensors Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-08402	33-0280334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 549-8211

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 20, 2006, Martin Hale, Jr. was appointed to the Company’s Board of Directors and to the Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors. As previously reported, Mr. Hale was the nominee of Pequot Private Equity Fund III, L.P., one of the investors in a recent private placement of convertible notes by the Company. Also as previously reported, in connection with the private placement, so long as Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. or their affiliates own or have the right to acquire in the aggregate not less than 500,000 shares of common stock issued or issuable upon conversion of the notes, the Company has agreed to (i) cause an individual designated by Pequot Private Equity Fund III, L.P. and reasonably acceptable to the Company’s Nominating and Corporate Governance Committee to serve on the Company’s Board of Directors, (ii) nominate such designated director for reelection at each annual meeting of stockholders, (iii) provided that the designated director meets certain eligibility requirements, appoint such designated director to all committees of the Board of Directors and (iv) enter into an indemnification agreement with such director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION
(Registrant)

Dated: January 25, 2006	/s/ JOHN J. STUART, JR.
John J. Stuart, Jr.
Senior Vice President and Chief Financial Officer